Media contact:	Carlos Melville
617-897-9384
carlos.melville@ampf.com

Columbia Core Bond ETF Announces NAV Issue

Due to Third Party Technology Issues

BOSTON, MA - August 27, 2015 – Columbia Core Bond ETF (NYSE Arca: GMTB) today announced that its previously disclosed per share net asset value (NAV) for August 25, 2015 contained errors greater than 1%. The errors resulted from a technology issue at the ETF’s unaffiliated administrator, The Bank of New York Mellon (BoNY Mellon). Information regarding the corrected NAV is as follows:

Fund Name	Ticker	Exchange	CUSIP	Incorrect NAV	Correct NAV
Columbia Core Bond ETF	GMTB	NYSE Arca	19761R802	$49.48	$51.51

Within the Columbia fund family, BoNY Mellon acts as the administrator solely for Columbia’s five ETFs. No other Columbia funds are impacted by the technology issues at BoNY Mellon.

ETF shares are not individually redeemable. Investors buy and sell shares on a secondary market. Only market makers or “authorized participants” may trade directly with the ETF, typically in blocks of 50,000 shares.

The ETF is subject to market risk, interest-rate risk, credit risk and potential loss of the principal amount invested. The ETF is actively managed and ETF shares may trade above or below their net asset value. The trading price of ETF shares may deviate significantly from net asset value during periods of market volatility. Shares are not FDIC insured, may lose value and have no bank guarantee.

An investor should consider investment objectives, risks, charges and expenses carefully before investing. The ETF’s prospectus contains this and other important information. For more complete information about the ETF or to obtain a prospectus, call 800-774-3768 or visit www.columbiathreadneedleetf.com. Please read the ETF prospectus carefully before investing.

Columbia Management Investment Advisers, LLC serves as the investment manager to Columbia Core Bond ETF. Columbia Core Bond ETF is distributed by ALPS Distributors, Inc., which is not affiliated with Columbia Management Investment Advisers, LLC, or its parent company Ameriprise Financial, Inc. Columbia Threadneedle Investments is the global brand name of the Columbia and Threadneedle group of companies.

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